Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2021 Results

Mitchel Field, NY, March 11, 2021 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three- and nine-month periods of fiscal 2021, ended January 31, 2021, of $11.7 million and $38.6 million, respectively, compared to revenues of $9.6 million and $31.3 million, respectively, for the same periods of fiscal 2020, ended January 31, 2020. Operating loss for the third quarter of fiscal 2021 was $939,000 compared to an operating loss of $1.6 million for the same period of fiscal 2020. Operating loss was $1.1 million for the nine months ended January 31, 2021 compared to an operating loss of $7.3 million for the nine months ended January 31, 2020. Net loss for the three and nine months ended January 31, 2021 was $800,000 or ($0.09) per diluted share and $733,000 or ($0.08) per diluted share, respectively, compared to net losses of $1.6 million or ($0.17) per share and $7.1 million or ($0.78) per share, respectively, for the same periods of fiscal 2020.

FEI CEO Stan Sloane commented, “I am very pleased with the general direction of the business and the significant success we are seeing in capturing new contracts for space systems. Of course, products for space are a core competency of FEI. US government investments in new space programs are producing an increasing number of opportunities for FEI, resulting in growing backlog and improving revenues in our New York operation. Customer and supply chain COVID-related issues in our Elcom and Zyfer subsidiaries impacted their revenues and gross margins in Q3. We had a very solid quarter for new business at FEI New York, with backlog up by $5m from last fiscal year and wins on several key opportunities, not to mention the $17m contract award we announced on February 24th, after the end of the quarter. Bookings in our New York operation through the end of Q3 were $53m, one of the best year-to-date performances on new business wins in company history. This amount is not fully funded, but it is on contract. Backlog reflects only the funded amount. Our performance on new business bodes well for increasing revenue going forward and as we have said before, increasing revenue is a good leading indicator for improving margins. We have also generated significant cash of $9m through Q3. Hiring is continuing as we ramp up to meet anticipated engineering and production commitments associated with all the new contracts. Space represents a rapidly expanding opportunity for us and ensuring we deploy shareholders’ capital towards continually improving operational efficiency and advancing our product technologies will remain a key focus.   We will also continue to monitor…and address…the COVID situation and I thank our employees for their extraordinary efforts to maintain FEI’s customer commitments over this past year.”

Fiscal Year 2021 Selected Financial Metrics and Other Items

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For the three months ended January 31, 2021, revenues from satellite payloads were approximately $5.8 million, or 50%, of consolidated revenues compared to $5.3 million, or 55%, for the prior year. For the nine months ended January 31, 2021, revenues from satellite payloads were approximately $20.1 million, or 52%, of consolidated revenues compared to $14.7 million, or 47%, for the prior year.

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For the three months, ended January 31, 2021, revenues for non-space U.S. Government/DOD customers were $5.5 million, or 47%, of consolidated revenues compared to $3.2 million, or 33%, for the prior year. For the nine months ended January 31, 2021, revenues for non-space U.S. Government/DOD customers were $16.3 million, or 42%, of consolidated revenues compared to $12.7 million, or 41%, for the prior year.

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For the three months ended January 31, 2021, revenues from other commercial and industrial sales accounted for approximately $381,000, or 3% of consolidated revenues compared to approximately $1.2 million, or 12%, for the prior year. For the nine months ended January 31, 2021, revenues from other commercial and industrial sales accounted for approximately $2.2 million, or 6%, of consolidated revenues compared to approximately $3.9 million, or 12%, for the prior year.

-	Net cash provided by (used in) operating activities for the nine months ended January 31, 2021 was $9.3 million compared to $760,000 in the comparable prior fiscal 2020 period.

-	Backlog at January 31, 2021 was $41 million compared to $36 million at April 30, 2020.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, March 11, 2021, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through June 10, 2021.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000	WEBSITE: www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Revenues	$11,672	$9,628	$38,612	$31,270
Cost of Revenues	8,868	6,488	26,398	25,358
Gross Margin	2,804	3,140	12,214	5,912
Selling and Administrative	2,454	3,619	9,805	8,362
Research and Development	1,289	1,082	3,466	4,813
Operating Loss	(939)	(1,561)	(1,057)	(7,263)
Interest and Other, Net	151	34	361	265
Loss before Income Taxes	(788)	(1,527)	(696)	(6,998)
Income Tax Benefit	12	19	37	48
Net Loss	$(800)	$(1,546)	$(733)	$(7,046)

Net Loss per share:
Basic and diluted loss per share	$(0.09)	$(0.17)	$(0.08)	$(0.78)

Average Shares Outstanding
Basic and Diluted	9,185	9,104	9,165	9,059

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	January 31, 2021	April 30, 2020
	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$17,735	$14,378
Accounts Receivable	5,096	4,392
Costs and Estimated Earnings in Excess of Billings, net	287	6,953
Inventories, net	20,974	22,958
Other Current Assets	2,248	2,554
Property, Plant & Equipment, net	9,895	11,267
Other Assets	18,206	17,910
Right-of-Use Assets – Leases	10,094	10,864
	$84,535	$91,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease Liability - current	$1,751	$1,869
Current Liabilities	5,302	11,119
Other Long-term Obligations	14,865	14,608
Lease Liability – non-current	8,656	9,444
Stockholders’ Equity	53,961	54,236
	$84,535	$91,276